Exhibit 99.1

Flexsteel Industries, Inc. Reports Fiscal Third Quarter 2023 Results

Dubuque, Iowa – May 1, 2023 – Flexsteel Industries, Inc. (NASDAQ:FLXS) (“Flexsteel” or the “Company”), one of the largest manufacturers, importers, and marketers of residential furniture products in the United States, today reported third quarter fiscal year 2023 financial results.

Key Results from the Third Quarter Ended March  31, 2023

•	Net sales for the quarter decreased 29.5% to $99.1 million compared to $140.4 million in the prior-year quarter.
•	Gross margin increased to 18.8% for the quarter compared to 15.7% in the prior-year quarter.
•	GAAP operating income of $2.1 million for the quarter compared to $5.8 million in the prior-year quarter.
•	GAAP net income per diluted share of $0.28 for the current quarter compared to net income of $0.82 in the prior-year quarter.
•	Cash flow from operations of $30.5 million for the nine months ended.
•	Debt repayments of $20.0 million for the nine months ended.

GAAP to non-GAAP reconciliations follow the financial statements in this press release.

Management Commentary

“I am pleased with our third quarter results and the progress the organization has made, especially as we consider the many consumer and macroeconomic headwinds we continue to face,” said Jerry Dittmer, President, and CEO of Flexsteel Industries, Inc.  “Despite the market challenges, we delivered net sales for the third quarter of $99.1 million, representing sequential quarter-over-quarter growth of 6.4% compared to the second quarter. Our growth initiatives are working and gaining momentum, and we anticipate continuing that drive to deliver even higher sales in the fourth quarter compared to the third quarter results. At the same time, we are improving profitability and generating solid free cash flow. Our operating income of $2.1 million, or 2.1% of revenue, was in the upper range of our guidance of 1.0% to 2.5%.  As planned, we are working through higher-cost inventories and realizing the benefits of cost-saving initiatives to drive margin accretion. Similar to our sales outlook, we expect profitability to sequentially improve in the fourth quarter compared to the third quarter, bolstered by the traction of our growth initiatives which have an attractive margin profile. I’m very excited about the trajectory of our business. We’ve been transforming the Company for several years. As a result, we are well-positioned to grow profitably for the remainder of fiscal year 2023 and into fiscal year 2024 despite the macroeconomic hurdles that are likely to dampen overall demand for furniture.”

Mr. Dittmer concludes, “We are competing well, and our customers validated this view during last week’s April High Point market. The energy in our showroom and positive customer feedback was outstanding. We continue to modernize the Flexsteel brand by introducing new, on-trend products and covers at more competitive price points while maintaining the differentiated comfort and quality that defines the brand. We also expanded the product offering of our new Charisma brand, targeting the style and price preferences of younger consumers. In addition, we successfully launched our new Zecliner™, sleep solutions recliner, in March. We expanded the line recently and have more innovation planned for release at next October’s market. Lastly, flex™, our small parcel, contemporary modular furniture solution, was launched in the Big Box channel this month and will be extended to multiple, e-commerce partners in the fourth quarter. The future is exciting for Flexsteel. We’re investing, innovating, and transforming to strengthen our market leadership and drive long-term profitable growth. Our associates have conviction in our strategy and are deeply committed to executing our growth plans.”

Operating Results for the Third Quarter Ended March  31, 2023

Net sales were $99.1 million for the third quarter compared to net sales of $140.4 million in the prior-year quarter, a decrease of approximately $41.4 million, or (29.5%), as home furnishings sales have reverted to be in line with pre-pandemic volumes. The decrease was driven by lower sales volume in home furnishings products sold through retail stores of $36.7 million, or (29.1%), versus the prior-year quarter. Sales of products sold through e-commerce channels decreased by $4.7 million, or (32.9%) compared to the prior year’s second quarter. Sales in the prior-year quarter were especially strong due to a surge in COVID-induced spending on home furniture.

The Company reported net income of $1.5 million, or $0.28 per diluted share, for the quarter ended March 31, 2023, compared to net income of $5.3 million, or $0.82 per diluted share, in the prior-year quarter.

Gross margin as a percent of net sales for the quarter ended March 31, 2023, was 18.8%, compared to 15.7% for the prior-year quarter, an improvement of 310 basis points (“bps”). The 310-bps increase was primarily driven by control of expenses mainly related to ancillary charges, and the impact of strategic cost savings initiatives, partially offset by the impact of volume deleverage of fixed manufacturing costs and increased cost of delivery due to higher diesel fuel costs.

Selling, general, and administrative (SG&A) expenses slightly increased to $16.5 million in the third quarter of fiscal 2023 compared to $16.3 million in the prior-year quarter, an increase of 1.2%. The increase is mainly due to investment in growth initiatives partially offset by controlled spending across all other categories.

The Company reported a tax expense of $0.4 million, or an effective rate of 21.0%, during the third quarter compared to a tax expense of $0.3 million, or an effective rate of 5.9%, in the prior-year quarter. The effective tax rate is primarily impacted by non-deductible stock compensation, state taxes, and the impacts associated with uncertain tax positions.

Liquidity

The Company ended the quarter with a cash balance of $2.4 million,  working capital (current assets less current liabilities) of $106.6 million, and availability of approximately $43.2 million under its secured line of credit.

For the nine months ended March 31, 2023, the Company generated $26.9M of free cash flow (cash provided by operating activities, less capital expenditures) and reduced bank debt by more than half, or $20.0 million.

Capital expenditures for the quarter ended March 31, 2023, were $1.4 million.

Conference Call and Webcast

The Company will host a conference call and audio webcast with analysts and investors on Tuesday,  May 2, 2023, at 8:00 a.m. Central Time to discuss the results and answer questions.

•	Live conference call: 866-777-2509 (domestic) or 412-317-5413 (international)
•	Conference call replay available through May 9, 2023: 877-344-7529 (domestic) or

412-317-0088 (international)

•	Replay access code: 1813888
•	Live and archived webcast: ir.flexsteel.com

To pre-register for the earnings conference call and avoid the need to wait for a live operator, investors can visit https://dpregister.com/sreg/10177860/f91a33e53c and enter their contact information. Registered participants will receive their dial-in number upon registration.

About Flexsteel

Flexsteel Industries, Inc. and Subsidiaries (the “Company”) is one of the largest manufacturers, importers, and marketers of furniture products in the United States. Product offerings include a wide variety of furniture such as sofas, loveseats, chairs, reclining rocking chairs, swivel rockers, sofa beds, convertible bedding units, occasional tables, desks, dining tables and chairs, kitchen storage, bedroom furniture, and outdoor furniture. A featured component in most of the upholstered furniture is a unique steel drop-in seat spring from which the name “Flexsteel” is derived. The Company distributes its products throughout the United States through its e-commerce channel and direct sales force.

Forward-Looking Statements

Statements, including those in this release, which are not historical or current facts, are “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. There are certain important factors that could cause our results to differ materially from those anticipated by some of the statements made herein. Investors are cautioned that all forward-looking statements involve risk and uncertainty. Some of the factors that could affect results are the cyclical nature of the furniture industry, supply chain disruptions, litigation, the effectiveness of new product introductions and distribution channels, the product mix of sales, pricing pressures, the cost of raw materials and fuel, retention and recruitment of key employees, actions by governments including laws, regulations, taxes and tariffs, the amount of sales generated and the profit margins thereon, competition (both U.S. and foreign), credit exposure with customers, participation in multi-employer pension plans, the impact of the COVID-19 pandemic and general economic conditions. For further information regarding these risks and uncertainties, see the “Risk Factors” section in Item 1A of our most recent Annual Report on Form 10-K.

For more information, visit our website at http://www.flexsteel.com.

FLEXSTEEL INDUSTRIES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

(in thousands)

	March 31,	June 30,
	2023	2022
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$2,409	$2,184
Trade receivables, net	36,507	41,106
Inventories	113,311	141,212
Other	7,572	4,950
Assets held for sale	616	616
Total current assets	160,415	190,068

NONCURRENT ASSETS:
Property, plant and equipment, net	38,405	38,543
Operating lease right-of-use assets	67,024	38,189
Other assets	1,943	1,941

TOTAL ASSETS	$267,787	$268,741

LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
Accounts payable - trade	$25,584	$32,147
Accrued liabilities	28,193	32,480
Total current liabilities	53,777	64,627

LONG-TERM LIABILITIES
Lines of credit	17,727	37,739
Other liabilities	63,480	34,815
Total liabilities	134,984	137,181

SHAREHOLDERS' EQUITY	132,803	131,560

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$267,787	$268,741

FLEXSTEEL INDUSTRIES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME (UNAUDITED)

(in thousands, except per share data)

	Three Months Ended		Nine Months Ended
	March 31,		March 31,
	2023	2022	2023	2022
Net sales	$99,052	$140,408	$287,873	$419,765
Cost of goods sold	80,407	118,337	238,041	364,757
Gross margin	18,645	22,071	49,832	55,008
Selling, general and administrative expenses	16,529	16,316	45,967	52,642
Environmental remediation	—	—	(2,788)	—
Restructuring (income) expense	—	(59)	—	715
Other expense	—	—	347	—
Gain on disposal of assets due to restructuring	—	—	—	(1,400)
Operating income	2,116	5,814	6,306	3,051
Interest expense	260	176	897	602
Other (income)	(12)	(14)	(11)	(116)
Income before income taxes	1,868	5,652	5,420	2,565
Income tax provision	393	336	803	441
Net income and comprehensive income	$1,475	$5,316	$4,617	$2,124
Weighted average number of common shares outstanding:
Basic	5,179	6,330	5,249	6,615
Diluted	5,352	6,494	5,427	6,842
Earnings per share of common stock:
Basic	$0.28	$0.84	$0.88	$0.32
Diluted	$0.28	$0.82	$0.85	$0.31

FLEXSTEEL INDUSTRIES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

(in thousands)

	Nine Months Ended
	March 31,
	2023	2022
OPERATING ACTIVITIES:
Net income	$4,617	$2,124
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation	3,483	3,983
Stock-based compensation expense	2,472	1,551
Change in provision for losses on accounts receivable	(149)	220
(Gain) on disposal of assets	—	(1,887)
Changes in operating assets and liabilities	20,039	(9,900)
Net cash provided by (used in) operating activities	30,462	(3,909)
INVESTING ACTIVITIES:
Proceeds from the sale of capital assets	—	1,937
Capital expenditures	(3,597)	(2,867)
Net cash (used in) investing activities	(3,597)	(930)
FINANCING ACTIVITIES:
Dividends paid	(3,241)	(3,060)
Treasury stock purchases	(2,968)	(27,958)
Proceeds from lines of credit	254,482	148,589
Payments on lines of credit	(274,494)	(110,496)
Proceeds from issuance of common stock	—	118
Shares withheld for tax payments on vested restricted shares	(419)	(293)
Net cash (used in) provided by financing activities	(26,640)	6,900
Increase in cash and cash equivalents	225	2,061
Cash and cash equivalents at beginning of the period	2,184	1,342
Cash and cash equivalents at end of the period	$2,409	$3,403

FLEXSTEEL INDUSTRIES, INC. AND SUBSIDIARIES

QUARTERLY NET SALES (UNAUDITED)

(in thousands, except for percent change)

	Three Months Ended			Quarter-over-Quarter % Increase/(Decrease)
	March 31,	December 31,	September 30,	March 31,	December 31,
	2023	2022	2022	2023	2022
Net sales	$99,052	$93,137	$95,684	6.4%	(2.7)%

NON-GAAP DISCLOSURE (Unaudited)

The Company is providing information regarding adjusted operating income, adjusted net income and adjusted diluted earnings per share of common stock, which are not recognized terms under the U.S. Generally Accepted Accounting Principles (“GAAP”) and do not purport to be alternatives to operating income, net income or diluted earnings per share of common stock as a measure of operating performance. A reconciliation of adjusted operating income, adjusted net income and adjusted diluted earnings per share of common stock is provided below. Management believes the use of these non-GAAP financial measures provides investors useful information to analyze and compare performance across periods, excluding the items which are considered by management to be special or one-time in nature. Because not all companies use identical calculations, these presentations may not be comparable to other similarly titled measures of other companies.

Reconciliation of GAAP operating income to non-GAAP adjusted operating income:

The following table sets forth the reconciliation of the Company’s reported GAAP operating income to the calculation of non-GAAP adjusted operating income for the three and nine months ended March 31, 2023, and 2022:

	Three Months Ended		Nine Months Ended
	March 31,		March 31,
(in thousands)	2023	2022	2023	2022
Reported GAAP operating income	$2,116	$5,814	$6,306	$3,051
Other expense	—	—	347	—
Environmental remediation	—	—	(2,788)	—
Restructuring expense	—	(59)	—	715
Gain on disposal of assets due to restructuring	—	—	—	(1,400)
Non-GAAP operating income	$2,116	$5,755	$3,865	$2,366

Reconciliation of GAAP net  income to non-GAAP adjusted net income:

The following table sets forth the reconciliation of the Company’s reported GAAP net income to the calculation of non-GAAP adjusted net income for the three and nine months ended March  31, 2023, and 2022:

	Three Months Ended		Nine Months Ended
	March 31,		March 31,
(in thousands)	2023	2022	2023	2022
Reported GAAP net income	$1,475	$5,316	$4,617	$2,124
Other expense	—	—	347	—
Environmental remediation	—	—	(2,788)	—
Restructuring expense	—	(59)	—	715
Gain on disposal of assets due to restructuring	—	—	—	(1,400)
Tax impact of the above adjustments(1)	—	4	561	118
Non-GAAP net income	$1,475	$5,261	$2,737	$1,557

(1) There were no non-GAAP adjustments for the three months ended March 31, 2023. Effective tax rate of 5.9% was used to calculate the three months ended March  31, 2022. Effective tax rates of 23.0% and 17.2% were used to calculate the nine months ended March 31, 2023, and March 31, 2022, respectively.

Reconciliation of GAAP earnings per share of common stock to non-GAAP adjusted earnings per share of common stock:

The following table sets forth the reconciliation of the Company’s reported GAAP earnings per share to the calculation of non-GAAP adjusted earnings per share for the three and nine months ended March 31, 2023, and 2022:

	Three Months Ended		Nine Months Ended
	March 31,		March 31,
	2023	2022	2023	2022
Reported GAAP diluted earnings per share	$0.28	$0.82	$0.85	$0.31
Other expense	—	—	0.06	—
Environmental remediation	—	—	(0.51)	—
Restructuring expense	—	(0.01)	—	0.11
Gain on disposal of assets due to restructuring	—	—	—	(0.20)
Tax impact of the above adjustments(1)	—	0.00	0.10	0.02
Non-GAAP diluted earnings per share	$0.28	$0.81	$0.50	$0.23

(1) There were no non-GAAP adjustments in the three months ended March 31,2023. Effective tax rate of 5.9%  was used to calculate the three months ended March 31, 2022.  Effective tax rates of 23.0% and 17.2% were used to calculate the nine months ended March 31, 2023, and March 31, 2022, respectively.

INVESTOR CONTACT:

Alejandro Huerta, Flexsteel Industries	563-585-8126
investors@flexsteel.com